Exhibit 10.1

July 5, 2023

Via Email

[Full Name]

Lantronix, Inc.

48 Discovery, Suite 250

Irvine, California 92618

Email: [Email address]

Re:          Retention Letter Agreement

Dear [Select Name Prefix] [Last Name],

The Compensation Committee of the Board of Directors of Lantronix, Inc (the “Company”) is very pleased with your continued dedication to the Company, and would like, by this letter, to demonstrate the Company’s commitment to you.

Reference is hereby made to that certain: (A) Notice of Grant of Performance Stock Unit Award, dated Click or tap to enter a date. (the “FY22 Grant”); (B) Notice of Grant of Performance Stock Unit Award, dated Click or tap to enter a date. (the “FY23 Grant”); and (C) the Final Form of Notice of Grant of Performance Stock Unit Award that we issued to you on July 3, 2023 (the “FY24 Grant” and, together with the FY22 Grant and the FY23 Grant, collectively referred to as the “Grants” and each a “Grant”). Reference is also made to your employment offer letter from the Company dated Click or tap to enter a date. (the “Employment Letter”).

If the Company decides to terminate your employment for any reason other than for Cause (as such term is defined in the Employment Letter; and for clarity, other than due to your death or disability) before the Determination Date (as defined below), then you will be entitled to the following:

•	You will be entitled to continue your status as an employee of the Company, with full pay and all other benefits (even though you may not be required to come to work or perform any tasks) from the time you receive notice of the Company’s decision to terminate your employment (the “Notice Date”) through the actual Termination Date (as defined below).

•	You will be entitled to your Company bonus for fiscal year 2024 (if any, and to the extent not otherwise paid or payable), to be determined and paid as though you had continued to be employed with the Company through the applicable payment date. Such payment will be made not later than two weeks after the public announcement of the audited results for fiscal year 2024.

•	You will be entitled to vest your equity awards on account of each of the Grants to the extent any of the performance periods under the Grants scheduled to end in fiscal year 2024, with such vesting to be determined based on the Company’s actual performance during the applicable performance period and as though you had continued to be employed with the Company through the date of actual receipt of shares of the Company on account of such vested Grants or through the Determination Date if the Compensation Committee determined that vesting shall not occur because the performance targets for FY24 under each Grant were not met. Such grant of shares on account of the Grants will be made in accordance with the applicable award terms and conditions. For clarity, if you are provided notice of termination during fiscal year 2024, you will not be entitled to any vesting with respect to a performance period scheduled to end after fiscal year 2024.

Your employment with the Company will be terminated (the “Termination Date”) on the date after you receive actual shares of the each of the Grants for performance targets for FY24 (or that a determination was made by the Company’s Board of Directors or applicable committee thereof, that the performance targets for FY24 under each Grant were met). On or promptly after the Termination Date, you will receive your final base salary earned (and unpaid) through the Termination Date, any earned but as-yet unpaid bonuses, if any (for FY24 as provided above in this letter agreement), unpaid expense reimbursements and vested benefits to which you are entitled under the terms of any Company employee benefit plan (which compensation and benefits will be paid to you or your estate in connection with your ceasing to be employed without regard to the reason for such cessation).

For purposes of this letter agreement, “Determination Date” means the date that the Company’s Board of Directors (or applicable committee thereof) makes the vesting determination under the Grants with respect to the performance periods thereunder ending with or in fiscal year 2024. The Determination Date will occur no later than the time that the Company announces its audited results for fiscal year 2024. In all cases, the Determination Date, as well as any payment of any Company bonus for fiscal year 2024 and any payment of shares earned pursuant to the Grants as provided above, will be made not later than 2-1/2 months after the end of fiscal year 2024.

Our commitment in this letter agreement is in addition to, and does not replace or amend, any agreement between you and the Company, including the terms of any Grant document (other than as explicitly provided above with respect to each of the Grants); provided, however, that if in the period between the Notice Date and the Termination Date you were not required to come to work or perform any tasks for a period of six months our more, you will not receive any additional severance pay upon your separation from the Company pursuant to any Company policy or practice (except that in the event of a change in control of the Company, the severance provisions of the Employment Letter, or your change in control agreement, if any, shall continue to apply in accordance with and subject to their applicable terms). This letter agreement does not alter the “at will” nature of your employment, and the Company or you may terminate your employment at any time and for any reason (or for no reason), with or without advance notice.

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Again, we are very pleased to continue to support your leadership role with the Company. If you agree with the terms outlined herein, please return to me an executed copy of this letter.

Sincerely yours,

LANTRONIX, INC.

BY:

Name:
Title

ACCEPTED AND AGREED TO:

Signature: ____________________________________

Name: [Full Name]

Date: _________________________________________

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